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(LOGO OF NATIONAL MEDICAL ENTERPRISES INCORPORATED APPEARS HERE)

(LETTERHEAD OF NATIONAL MEDICAL ENTERPRISES, INCORPORATED APPEARS HERE)

June 1, 1993


Mr. Jeffrey C. Barbakow
559 C San Ysidro Road
Santa Barbara, California 93108

Dear Jeff:

The purpose of this letter is to set forth additional terms of your compensation as President and Chief Executive Officer of National Medical Enterprises ("NME") which have been approved by the Compensation and Stock Option Committee (the "Committee").

1.  NME will pay you a minimum guaranteed annual bonus under the NME
    Annual Incentive Plan (or any successor annual bonus plan) ("AIP") of $500,000 for the fiscal year ending in 1994, if the average closing price of NME common stock on the New York Stock Exchange during the months of April and May in 1994 exceeds $12.00 per share.

2. NME will pay you a minimum guaranteed annual bonus under the AIP of $500,000 for the fiscal year ending in 1995, if the average closing price of NME common stock on the New York Stock Exchange during the months of April and May in 1995 exceeds $13.25 per share.

3. NME will pay you a minimum guaranteed annual bonus under the AIP of $500,000 for the fiscal year ending in 1996, if the average closing price of NME common stock on the New York Stock Exchange during the months of April and May in 1996 exceeds $14.50 per share.

4. The average closing prices of NME common stock set forth in Paragraphs 1, 2 and 3 above will be subject to appropriate adjustment by the Committee upon any event which results in an adjustment of the terms of the Non-Qualified Stock Option granted to you on June 1, 1993.

5. Any guaranteed annual bonuses which you are entitled to received under Paragraphs 1, 2 and 3 above will be paid to you at the same time when annual bonuses are or would be paid to senior executive officers under the AIP (or any successor annual bonus plan) and will be offset against (and will not be in addition to) any annual bonus which you are entitled to receive under the AIP and any other annual bonus plan of NME for NME's fiscal years ending in 1994, 1995 and 1996, respectively.

6.  If the average closing market price of NME common stock on the New
    York Stock Exchange during the months of April and May in 1996 exceeds $14.50 per share, NME will pay you the difference between $1,500,000 and the cumulative annual bonuses paid

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Mr. Jeffrey C. Barbakow
June 2, 1993
Page 2


    to you for NME's fiscal years ending in 1994, 1995 and 1996 under the AIP and any other bonus plan of NME. This payment will be made after annual bonuses are or would be paid to senior executive officers of NME for the fiscal year ending in 1996.

7. In the event of involuntary termination without cause or constructive termination of your employment with NME (as these terms are defined in the non-qualified stock option for 2,000,000 shares granted to you on June 1, 1993 ("Option")), payment of the foregoing aggregate guaranteed bonus amounts will be accelerated to the extent of the lessor of (i) the product of $1,500,000 multiplied by the fraction of which the numerator is (A) the cumulative number of shares which are vested pursuant to the terms of the Option, and the denominator is (B) 2,000,000 shares, or (ii) $500,000, $1,000,000, $1,500,000 if the average closing price of NME common stock on the New York Stock Exchange during the sixty days preceding your termination of employment exceeds $12.00, $13.25 or $14.50 per share, respectively. Payment of any guaranteed bonus amounts under this Paragraph 7 will be reduced by the cumulative bonuses previously paid to you.

Sincerely,

PETER DE WETTER

Chairman of Compensation and
Stock Option Committee

c:  Alan Ewalt